Exhibit 99.1

FBL Financial Group Reports First Quarter 2008 Results

WEST DES MOINES, Iowa--(BUSINESS WIRE)--FBL Financial Group, Inc. (NYSE: FFG):

Financial Highlights

(Dollars in thousands, except per share data)

	Three months ended March 31,
	2008	2007
Net income applicable to common stock	$6,400	$24,073
Operating income applicable to common stock	15,030	22,059
Earnings per common share (assuming dilution):
Net income	0.21	0.80
Operating income	0.50	0.73

FBL Financial Group, Inc. (NYSE: FFG) today announced that diluted net income per common share totaled $0.21 ($6.4 million) for the quarter ended March 31, 2008, compared to $0.80 ($24.1 million) in the year ago quarter.

Operating Income(1). Operating income totaled $15.0 million for the quarter ended March 31, 2008, compared to $22.1 million in the first quarter of 2007. Diluted operating income per common share totaled $0.50 in the first quarter of 2008 compared to $0.73 in the first quarter of 2007. Operating income differs from the GAAP measure, net income, in that it excludes the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principle. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

“FBL Financial Group had a challenging first quarter led by adverse mortality experience and difficult financial market conditions, which increased option costs, pressured spreads and had a negative effect on the market value of our investment portfolio. At the same time sales for the first quarter were positive with Farm Bureau Life’s premiums collected increasing nine percent and EquiTrust Life’s independent channel premiums collected increasing 10 percent over the first quarter of 2007,” said Chief Executive Officer Jim Noyce. “I’m confident that we will navigate through these difficult financial markets with our high quality and diverse investment portfolio, commitment to spread management, solid niche Farm Bureau Life marketplace and growing EquiTrust Life independent distribution channel.”

Noyce added, “We do not expect many of the factors that negatively impacted us during the first quarter to happen on a regular basis. In addition, rate actions taken late in the first quarter and early in the second quarter should relieve some of the pressure on spread compression. At the same time, some of the economic and market factors that existed in the first quarter continue, and will possibly create short term earnings challenges. As a result of these factors and given our first quarter results, we are updating FBL’s full year 2008 operating income guidance to be within a range of $2.70 to $2.85 per common share.” This earnings outlook is subject to volatility resulting from a number of factors, including mortality experience and investment results. Because realized gains or losses on investments and unrealized gains and losses on derivatives cannot reasonably be estimated, FBL Financial Group only provides operating income guidance and not net income guidance.

Product Revenues Up. Premiums and product charges for the first quarter of 2008 increased six percent to $65.3 million from $61.5 million in the first quarter of 2007. Interest sensitive and index product charges increased eight percent, while traditional life insurance premiums increased five percent.

Premiums collected in the first quarter of 2008 increased 10 percent to $464.9 million from $423.7 million in the first quarter of 2007. This increase is due to growth from both FBL’s EquiTrust Life independent channel and FBL’s exclusive Farm Bureau Life distribution channel. The EquiTrust Life independent channel had $326.7 million of premiums collected in the first quarter of 2008, an increase of 10 percent over the first quarter of 2007. The Farm Bureau Life distribution channel had first quarter 2008 premiums collected of $126.1 million, an increase of nine percent, reflecting a 28 percent increase in traditional annuity sales, a three percent increase in traditional and universal life insurance sales and a three percent decline in variable sales.

Investment Income. Net investment income in the first quarter of 2008 increased 12 percent to $168.5 million from $150.0 million in the first quarter of 2007. This increase is due to an increase in average invested assets resulting primarily from inflows from Farm Bureau Life and EquiTrust Life. The annualized yield earned on average invested assets, with securities at cost, was 6.09 percent for the quarter ended March 31, 2008, compared to 6.21 percent for the same period of 2007.

Derivative Loss. FBL’s derivative loss totaled $98.9 million in the first quarter of 2008, compared to $3.9 million in the first quarter of 2007. The derivative loss reflects the impact of a decrease in the value of the underlying market indices on which call options supporting FBL’s index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives (FAS 133), gains and losses on these call options are generally offset by a corresponding change in the value of index product embedded derivatives. Valuation adjustments made under FAS 133 have no relationship to any write down in value of an invested asset due to credit concerns.

Realized/Unrealized Losses on Investments. In the first quarter of 2008, FBL recognized net realized/unrealized losses on investments of $29.3 million compared to gains of $1.5 million in the first quarter of 2007. The realized/unrealized losses on investments of $29.3 million in the first quarter are attributable to six securities that were deemed other-than-temporarily impaired, including a collateralized debt obligation, an Alt-A asset-backed security and four corporate bonds. After taxes and other offsets, the impact of these realized losses on net income was $12.2 million ($0.40 per share).

Benefits and Expenses. Benefits and expenses totaled $102.6 million in the first quarter of 2008, compared to $180.0 million in the first quarter of 2007. The decrease in benefits and expenses is attributable to the change in the value of index product embedded derivatives resulting primarily from a decline in the value of underlying market indices supporting the index annuity business. In accordance with FAS 133, the change in the value of index product embedded derivatives is generally offset by a corresponding change in derivative income or loss. Additionally, primarily due to adverse permanent life experience, total death benefits increased to $29.4 million in the first quarter of 2008 compared to $25.0 million in the first quarter of 2007. By its nature, mortality experience can fluctuate from quarter to quarter.

Operating Results by Segment. FBL’s operating results for the first quarter of 2008 reflect a decrease in all segments. Consistent with prior quarters, the majority of FBL’s operating earnings are attributable to the traditional annuity and traditional and universal life insurance segments. Further detail and results by segment are provided in FBL's financial supplement, which is available on FBL's website, www.fblfinancial.com.

Assets Total $14.0 Billion. At March 31, 2008, 96 percent of the fixed maturity securities in FBL’s investment portfolio were investment grade debt securities. Reflecting a decline in the market value of investments, FBL’s book value per share decreased to $26.64 at March 31, 2008 from $29.98 at December 31, 2007. Book value per share excluding accumulated other comprehensive loss(3) increased to $31.21 at March 31, 2008, from $31.19 at December 31, 2007.

Conference Call. FBL management will hold a conference call with investors to discuss first quarter 2008 results. The call will be held tomorrow, May 9, 2008, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's website, www.fblfinancial.com.

The statements in this release concerning FBL’s prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL’s reports filed with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FBL Financial Group, Inc. Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share data)

	Three months ended March 31,
	2008	2007
REVENUES
Interest sensitive and index product charges	$29,121	$26,986
Traditional life insurance premiums	36,133	34,537
Net investment income	168,494	149,962
Derivative loss	(98,896)	(3,877)
Realized/unrealized gains (losses) on investments	(29,347)	1,456
Other income	5,865	7,096
Total revenues	111,370	216,160
BENEFITS AND EXPENSES
Interest sensitive and index product benefits	104,761	94,832
Change in value of index product embedded derivatives	(103,170)	(4,044)
Traditional life insurance benefits	27,252	24,670
Increase in traditional life future policy benefits	11,390	7,536
Distributions to participating policyholders	5,270	5,592
Underwriting, acquisition and insurance expenses	46,691	42,110
Interest expense	4,451	3,288
Other expenses	5,955	6,023
Total benefits and expenses	102,600	180,007
	8,770	36,153
Income taxes	(2,458)	(12,407)
Minority interest in loss (earnings) of subsidiaries	9	(10)
Equity income, net of related income taxes	117	375
Net income	6,438	24,111
Dividends on Series B preferred stock	(38)	(38)
Net income applicable to common stock	$6,400	$24,073

Earnings per common share - assuming dilution	$0.21	$0.80

Weighted average common shares	29,859,589	29,573,003
Effect of dilutive securities	348,274	649,268
Weighted average common shares – diluted	30,207,863	30,222,271

(1) Reconciliation of Net Income to Operating Income (Unaudited)

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principles. FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the cumulative effect of change in accounting principles is a nonrecurring item. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor’s understanding of FBL’s underlying results and profitability. A reconciliation of net income to operating income is provided in the following table (dollars in thousands, except per share data):

	Three months ended March 31,
	2008	2007
Net income applicable to common stock	$6,400	$24,073
Adjustments:
Net realized/unrealized (gains) losses on investments (a)	12,165	(954)
Net change in unrealized gains/losses on derivatives (a)	(3,535)	(1,343)
Cumulative effect of change in accounting principle (a)	-	283
Operating income applicable to common stock	$15,030	$22,059

Operating income per common share – assuming dilution	$0.50	$0.73

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Loss (Unaudited)

	March 31,	December 31,
	2008	2007
Book value per share	$26.64	$29.98
Less: Accumulated other comprehensive loss	(4.57)	(1.21)
Book value per share, excluding accumulated other comprehensive loss	$31.21	$31.19

Book value per share excluding accumulated other comprehensive loss is a non-GAAP financial measure. Accumulated other comprehensive loss totaled $138.0 million at March 31, 2008 and $36.3 million at December 31, 2007. Since accumulated other comprehensive loss fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc. Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	March 31,	December 31,
	2008	2007
Assets
Investments	$10,979,006	$11,067,070
Cash and cash equivalents	101,404	84,015
Deferred policy acquisition costs	1,089,344	991,155
Deferred sales inducements	353,414	321,263
Other assets	626,230	601,618
Assets held in separate accounts	802,225	862,738
Total assets	$13,951,623	$13,927,859

Liabilities and stockholders’ equity
Policy liabilities and accruals	$11,072,282	$10,900,658
Other policyholders’ funds	633,862	608,894
Debt	316,949	316,930
Other liabilities	319,800	335,657
Liabilities related to separate accounts	802,225	862,738
Total liabilities	13,145,118	13,024,877

Minority interest in subsidiaries	129	91

Stockholders’ equity	806,376	902,891
Total liabilities and stockholders’ equity	$13,951,623	$13,927,859

Common Shares Outstanding	30,162,058	30,019,728

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, Investor Relations Vice President,
515-226-6780
Kathleen.TillStange@FBLFinancial.com